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                                   Exhibit 3
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                           STOCK REDEMPTION AGREEMENT
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          THIS STOCK REDEMPTION AGREEMENT ("Agreement") for redemption of certain shares of the capital stock of The San Francisco Company, a Delaware corporation ("Buyer"), is made as of November 19, 1999 by and between Buyer, and Robb Evans, an individual resident of California, as Trustee under a Voting Trust Agreement ("Voting Trust Agreement") entered into as of November 30, 1998 by and among Putra Massagung, PT Gunung Agung and Mr. Evans ("Seller").

I. PURCHASE AND SALE OF SHARES

     A. Agreement to Purchase Shares. Seller agrees to sell to Buyer 2,802,769 shares of Buyer's Class A Common Stock (the "Shares"), and Buyer agrees to purchase and redeem the Shares for consideration in the amount set forth, and payable in the manner provided, in Section 2.

     B. Closing. Consummation of the purchase and sale of the Shares (the "Closing") shall take place as soon as practicable after the execution of this Agreement at such location and on such date as shall be agreed to by the parties (the "Closing Date").

II.  PURCHASE PRICE AND PAYMENT

     A. Purchase Price. Buyer shall pay to Seller, US$ 2,000,000.00 in immediately available funds to Seller's account with the Bank of San Francisco (the "Bank") in full payment for the Shares.

     B. Delivery of Shares. At the Closing, Seller shall sell transfer, assign and deliver the Shares to Buyer by delivering to Buyer a certificate evidencing the Shares, duly endorsed in blank or accompanied by a stock power duly endorsed in blank, satisfactory form and substance to Buyer.

     C. Remittance of Funds. For the convenience of Seller, Buyer shall cause the Bank to remit the purchase price on Seller' behalf to the parties and in the amounts set forth in Exhibit A to this Agreement. Seller shall execute such wire transfer instructions as the Bank may reasonably request, and shall pay the Bank's customary and reasonable wire transfer fees. The Bank shall not be responsible for, and the Seller shall indemnify and hold the Bank harmless against, any and all claims, damages, liabilities and the like, including without limitation related legal and other expenses, arising out of the remittance of the purchase price as set forth in Exhibit A.

III. REPRESENTATIONS AND WARRANTIES OF THE PARTIES

     A. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller that:

        1. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to execute this Agreement and to perform Buyer's obligations hereunder.

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        2.  Each person signing this Agreement on behalf of Buyer has been duly authorized to do so by all necessary corporate action and has the power and authority to execute this Agreement on behalf of Buyer.

        3. All corporate action on the part of Buyer and Buyer's officers and directors necessary for the authorization, execution and deliver of this Agreement and for the performance of all of Buyer's obligations hereunder has been taken and this Agreement, when executed and delivered, shall constitute the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

     B. Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer that:

        1. Seller is a competent individual resident of California and has all requisite capacity and authority to execute this Agreement and to perform Seller's obligations hereunder. This Agreement, when executed and delivered, shall constitute the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms.

        2. Seller is the holder of record, but not the beneficial owner, of the Shares. The beneficial owner of the Shares has duly authorized and instructed Seller to enter into and perform this Agreement and to sell the Shares in accordance with the terms of this Agreement.

        3. To the knowledge of Seller (without inquiry), except for relevant provisions of the Voting Trust Agreement and restrictions on disposition of the Shares pursuant to the Securities Act of 1933, the Shares are held by Seller free and clear of any lien, pledge, encumbrance, charge, equity, claim, warrant, right, call or option of whatever nature and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Shares). Subject to the preceding sentence, Seller will transfer and deliver or cause to be transferred and delivered to Buyer valid title to the Shares free and clear of any lien, pledge, encumbrance, charge, equity, claim, warrant, call or option of whatever nature and free and clear of any other limitation or restriction.

     C. Survival. The representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement and the Closing.

IV.  GENERAL

     A. Governing Law. This Agreement shall be governed by the laws of the State of California without application of its conflicts of laws principles.

     B. Entire Agreement and Amendment. This Agreement sets forth the entire understanding and supersedes all prior and contemporaneous agreements between the parties relating to the subject matter contained herein. No party hereto shall be bound by any amendment or modification of this Agreement unless it is in writing and signed by a duly authorized representative of the party to be bound thereby.

     C. Successors and Assigns. This Agreement shall bind and shall inure to the benefit of the successors and assigns of both parties.

     D. Further Assurances. Each of the parties shall from time to time at the request of the other party, and without further consideration, execute and deliver such instruments and documents and take such other actions, as

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may be reasonably necessary to sell and transfer to Buyer the Shares to be sold and transferred hereunder.

The parties hereto have caused this Agreement to be executed as of the date first written above.

Robb Evans, as Trustee                    The San Francisco Company

/s/ Robb Evans                            By:     /s/ James E. Gilleran
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                                               Its:

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                                   EXHIBIT A


            Class of Stock                                 Number of Shares

         Class A Common stock                                 28,224,533